Exhibit 23.3

Consent of Berry, Dunn, McNeil & Parker LLC













INDEPENDENT AUDITORS' CONSENT



The Board of Directors
First National Lincoln Corporation

We consent to the incorporation in the Registration Statement on Form S-4 of First National Lincoln Corporation of our reports dated February 6, 2004 (except for Note 18, as to which date is August 25, 2004) and September 17, 2004, with respect to the consolidated balance sheets of FNB Bankshares and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the three-year period ended December 31, 2003, and to the interim consolidated financial information of FNB Bankshares and Subsidiary as of June 30, 2004 and 2003, and for the three- and six-month periods then ended, and to the reference to our firm under the heading "Experts" in the Registration Statement.




Bangor, Maine
October 15, 2004



















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